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                                                                       EXHIBIT 3


                              ACCRUE SOFTWARE, INC.

                             1996 STOCK OPTION PLAN

                          NOTICE OF STOCK OPTION GRANT


Robert Smelick
Sterling Payot Capital, Inc.
65 Cloudview Road
Sausalito, CA  94965

     You have been granted an option to purchase Common Stock "Common Stock" of Accrue Software, Inc. (the "Company") as follows:

     Board Approval Date:              September 28, 2001

     Date of Grant (Later of Board
     Approval Date or Commence-
     ment of Employment/Consulting):   September 28, 2001

     Vesting Commencement Date:        April 4, 2001

     Exercise Price per Share:         $0.22

     Total Number of Shares Granted:   100,000

     Total Exercise Price:             $22,000.00

     Type of Option:                   Nonstatutory Stock Option

     Term/Expiration Date:             September 28, 2011

     Vesting Schedule: This Option may be exercised, in whole or in part, in accordance with the following schedule and the Acceleration of Vesting Schedule set forth below: 1/24th of the total number of Shares subject to the Option shall vest on the 28th day of each month following the Vesting Commencement Date.

     Acceleration of Vesting Schedule: In the event Optionee's employment or consulting relationship with the Company is terminated without Cause (as defined below) in connection with or within three (3) months following a Change of Control, an additional 25% of the Shares subject to the Option shall vest. Notwithstanding the foregoing, in no event shall Optionee be entitled to exercise a number of shares under this Option in excess of the Total Number of Shares Granted set forth above.

     Definitions:

          For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events: (i) an acquisition of the Company by another entity by

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     means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a "Merger"), so long as in either case the Company's stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than 50% of the voting power of the surviving or acquiring entity.

          For purposes of this Agreement, "Cause" for Optionee's termination of employment or consulting relationship will exist at any time after the happening of one or more of the following events:

               (a) Optionee's willful misconduct or gross negligence in performance of his duties hereunder, including Optionee's refusal to comply in any material respect with the legal directives of the Company's President, Chief Executive Officer or Board of Directors so long as such directives are not inconsistent with the Optionee's position and duties, and such refusal to comply is not remedied within ten (10) working days after written notice from the President, Chief Executive Officer or Board of Directors, which written notice shall state that failure to remedy such conduct may result in termination for Cause;

               (b) Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony; or

               (c) Optionee's incurable material breach of any element of the Company's Confidential Information and Invention Assignment Agreement, including without limitation, Optionee's theft or other misappropriation of the Company's proprietary information.

     Termination Period: This Option may be exercised for sixty (60) days after termination of employment or consulting relationship except as set out in Sections 6 and 7 of the Stock Option Agreement (but in no event later than the Expiration Date).

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     By your signature and the signature of the Company's representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the 1996 Stock Option Plan and the Stock Option Agreement, both of which are attached and made a part of this document.

ROBERT SMELICK:                         ACCRUE SOFTWARE, INC.

                                        By:-------------------------------------
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Signature
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                                            Title